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                               EXHIBIT (11)

                            CMI CORPORATION
             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 (In thousands, except per share data)
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                                     Three Months Ended Nine Months Ended
                                        September 30      September 30
                                     ------------------ -----------------
                                          1995     1994      1995    1994
                                          ----     ----      ----    ----

PRIMARY EARNINGS PER SHARE

Net income per statement of operations $   878    1,758   $18,054  22,313

Deduct dividends on preferred stock    $   133      158   $   315     158

Deduct accretion of preferred stock
 discount                              $     2        8   $     7      23
                                        ------    -----    ------  ------
Net Income Available to Common Stock   $   743    1,592   $17,732 $22,132
                                        ======    =====    ======  ======
Weighted average common shares
 outstanding                            20,376   20,352    20,362  20,352

Add dilutive effect of outstanding
 stock options (as determined using
 the treasury stock method)                549      584       561     631
                                        ------   ------    ------  ------
Weighted average common shares
 outstanding, as adjusted               20,925   20,936    20,923  20,983
                                        ======   ======    ======  ======
Primary earnings per share             $   .04      .08   $   .85    1.05
                                        ======   ======    ======  ======

FULLY DILUTED EARNINGS PER SHARE

Net income applicable to common stock
 as shown in primary computation above $   743    1,592   $17,732  22,132
                                        ======   ======    ======  ======
Weighted average common shares
 outstanding                            20,376   20,352    20,362  20,352

Add fully dilutive effect of
 outstanding stock options (as
 determined using the treasury stock
 method)                                   549      597       561     631
                                        ------   ------    ------  ------
Weighted average common shares
 outstanding, as adjusted               20,925   20,949    20,923  20,983
                                        ======   ======    ======  ======
Fully diluted earnings per share       $   .04      .08   $   .85    1.05
                                        ======   ======    ======  ======





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